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                                                                     EXHIBIT 4.6


                              CONSENT AND AGREEMENT


                  This CONSENT AND AGREEMENT, dated as of December 12, 2001 (this "Consent and Agreement"), is among Public Service Electric and Gas Company, a New Jersey corporation (the "Consenting Party"), Cedar Brakes II, L.L.C., a Delaware limited liability company (formerly known as Cedar Brakes IV, L.L.C., the "Issuer"), and Bankers Trust Company, a New York banking corporation, in its capacity as trustee (together with its successors in such capacity, the "Trustee") pursuant to the terms of the Indenture, dated as of December 12, 2001, between the Issuer and the Trustee (the "Indenture").

                  The parties hereto hereby agree as follows:

                  1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

                  2. Consent to Assignment. The Consenting Party hereby acknowledges notice of and irrevocably consents to the collateral assignment by the Issuer to the Trustee, for the benefit of the Holders, of all of the Issuer's right, title and interest in, to and under the Amended and Restated Power Purchase Agreement, dated May 23, 2001 (as amended, supplemented or otherwise modified from time to time, the "Assigned Agreement"), between the Consenting Party and the Issuer. For the purposes of clarification, anything in the Assigned Agreement to the contrary notwithstanding, it is understood by the Consenting Party, the Issuer and the Trustee that the definition of the term "Financier" contained in the Assigned Agreement shall be deemed to include the Trustee and each Holder.

                  3. Payments to Trustee. The Consenting Party and the Issuer hereby agree that all payments to be made by the Consenting Party to the Issuer under the Assigned Agreement shall be made directly to the Trustee without offset, abatement, withholding or reduction except as may be authorized by the Assigned Agreement.

                  4. Rights Upon Event of Default.

                     (a) After the occurrence and during the continuation of an Event of Default under the Indenture, the Trustee shall be entitled, in the place and stead of the Issuer, to exercise any and all rights of the Issuer under the Assigned Agreement in accordance with the terms of the Assigned Agreement. Without limiting the generality of the foregoing, the Trustee shall have the full right and power to enforce directly against the Consenting Party all obligations of the Consenting Party under the Assigned Agreement and otherwise to exercise all remedies thereunder.

                     (b) The Trustee shall have the right, but not the obligation, to pay all sums due under the Assigned Agreement and to perform any other act, duty or obligation required of the Issuer thereunder or to cure any default of the Issuer thereunder at any time. Unless the Trustee has succeeded to the Issuer's interests under the Assigned Agreement, nothing herein shall require the Trustee to cure any default of the Issuer under the Assigned Agreement or to perform any act, duty or obligation of the Issuer under the Assigned Agreement, but shall only give the Trustee the option to do so.

                     (c) In the event of a foreclosure or other exercise of remedies under the Security Documents or any sale thereunder by the Trustee, whether by judicial proceeding or under any power of sale contained therein, or any conveyance from the Issuer to the Trustee in lieu thereof, the Trustee shall give notice to the Consenting Party of the transferee or assignee of the Assigned Agreement. Any such exercise of remedies in accordance with this subsection (c) shall not constitute a default under the Assigned Agreement.

                  5. Right to Cure. For so long as the Issuer shall have outstanding and unpaid obligations under the Financing Documents, the Consenting Party agrees to promptly furnish to the Trustee a copy of any notice of breach delivered pursuant to Article XIV of the Assigned Agreement or any demand for arbitration delivered to the Issuer pursuant to Article XV of the Assigned Agreement. The Consenting Party agrees that no termination of the Assigned Agreement shall be effective unless any such written notice of such termination or breach, as the case may be, and the reasons therefor have been given to and received by the Trustee thirty (30) days prior to the effective date of termination. The Consenting Party further agrees that it shall not terminate the Assigned Agreement if, after notice thereof, and prior to any effective date of termination, the Trustee has (i) cured the condition precipitating the notice of breach under Article XIV of the Assigned Agreement or (ii) if the condition precipitating such notice of breach is not capable of being cured prior to the date of termination, commenced in a diligent manner to cure the condition precipitating the notice of breach and for so long as the Trustee diligently continues such efforts.

                  6. Further Rights of the Trustee.

                     (a) In the event that the Trustee, or any designee and assignee thereof, notifies the Consenting Party that it has succeeded to the Issuer's interest under the Assigned Agreement, whether by foreclosure or otherwise, such Person shall assume liability for the Issuer's obligations under the Assigned Agreement, which liability shall include liability for, and such Person shall be subject to any defense against or offset from, claims of the Consenting Party against the Issuer arising from the Issuer's failure to perform during the period prior to such Person's succession to the Issuer's interest in and under such Assigned Agreement.

                     (b) Upon the exercise by the Trustee of any of the remedies set forth in the Security Documents, the Trustee, upon written notice to the Consenting Party, may assign its rights and interests hereunder and, on behalf of the Issuer, the rights and interests of the Issuer under the Assigned Agreement to any entity which has a credit rating by Moody's Investors Service, Inc. at least equal to Baa3 and Standard & Poor's at least equal to BBB-. Except as otherwise provided herein, the Trustee may not, on behalf of the Issuer, assign its rights and/or transfer its rights and obligations under the Assigned


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Agreement without the prior written consent of the Consenting Party, which consent shall not be unreasonably withheld or delayed. Following any assignment and assumption in accordance with the terms herein, the Trustee shall not have any obligations or liabilities under the Assigned Agreement.

                     (c) In the event that the Assigned Agreement is terminated or rejected in connection with the bankruptcy or similar event with respect to the Issuer, at the request of the Trustee, the Consenting Party will execute and deliver to the Trustee or its designee or assignee a new agreement for the balance of the remaining term under the original Assigned Agreement containing the same conditions, agreements, terms, provisions and limitations as the original Assigned Agreement; provided, that the Consenting Party's obligation to execute such a new agreement is conditioned upon (i) the cure by the Trustee or its designee or assignee in accordance with Section 5 hereof of any defaults by the Issuer under the Assigned Agreement existing at the time of execution, (ii) the assumption of liabilities by the Trustee or its designee or assignee in accordance with Section 6(a) hereof and (iii) the receipt of all Government Approvals required in connection with such execution and delivery of a new agreement. References in this Consent and Assignment to an "Assigned Agreement" shall be deemed also to refer to the new Assigned Agreement. For the purposes of this Section 6(c), the term "Government Approvals" shall include, without limitation, any approvals deemed to be needed by the Consenting Party from the New Jersey Board of Public Utilities, or its successor; provided, that the Consenting Party shall not be obligated to seek any appeals from any determination of the New Jersey Board of Public Utilities or its successor, or any other Governmental Agency.

                  7. Further Agreements. The Consenting Party agrees to deliver to the Trustee, concurrently with delivery thereof to the Issuer, a copy of each notice of default given by the Consenting Party under the Assigned Agreement, together with the reasons therefor.

                  8. Specific Agreement.

                     (a) The Consenting Party and the Issuer each hereby agree that the Revised Pages (as defined below) shall be substituted for the original versions of pages 10 and 11 of the Assigned Agreement. Revised versions of pages 10 and 11 of the Assigned Agreement (the "Revised Pages") were filed with the Board of Public Utilities of the State of New Jersey (the "BPU") pursuant to a letter dated July 13, 2001 (the "BPU Letter") from Richard Fryling, Jr., Associate General Solicitor of PSEG Services Corporation, to Frances L. Smith, Esq., Secretary of the BPU, and approved by the BPU pursuant to its order dated July 24, 2001 (Docket No. EM01050327). A copy of the BPU Letter, together with the Revised Pages, is attached hereto as Exhibit A.

                     (b) The Consenting Party and the Issuer each hereby agree that, in the second grammatical paragraph of Section C of Article II of the Assigned Agreement, the words "the aggregate operation of the Camden Facility and twenty-two percent (22%) of the Bayonne Facility" shall be substituted for the words "the operation of the Facility."


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                     (c) The Issuer hereby agrees to irrevocably and permanently waive its right in Section C of Article III of the Assigned Agreement to reduce the amount of the $64 million payment to be made by the Issuer to the Consenting Party pursuant thereto by $28,266 per day ($859,758 per month) for each day that the Effective Date (as defined in the Assigned Agreement) occurs after November 1, 2001, such that the Consenting Party shall be entitled to receive a payment from the Issuer in an amount equal to $64 million within two Business Days (as defined in the Assigned Agreement) after the Effective Date.

                     (d) The Consenting Party hereby agrees to irrevocably and permanently waive its right in the second grammatical paragraph of Article XVII of the Assigned Agreement to assign and transfer its rights and obligations under the Assigned Agreement to any entity if such entity has a credit rating by both Moody's and Standard & Poor's at least equivalent to that of the Consenting Party, such that the Consenting Party will be permitted to assign and transfer its rights and obligations under the Assigned Agreement only with the prior written consent of the Issuer; provided, however, that nothing in this clause
(d) shall prohibit the Consenting Party from assigning and transferring its rights and obligations under the Assignment Agreement to any entity controlling, controlled by or under common control with the Consenting Party if such entity has a credit rating by both Moody's and Standard & Poor's at least equivalent to that of the Consenting Party.

                     (e) The Consenting Party hereby acknowledges that, since the date of the Assigned Agreement, the Issuer has changed its name from "Cedar Brakes IV, L.L.C." to "Cedar Brakes II, L.L.C."

                  9. Representations. The Consenting Party hereby represents and warrants to the Trustee that:

                     (a) The Consenting Party is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and is in good standing in all jurisdictions where necessary in light of its business or properties and has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and perform its obligations under, this Consent and Agreement and the Assigned Agreement.

                     (b) The execution, delivery and performance by the Consenting Party of this Consent and Agreement and the Assigned Agreement have been duly authorized by all necessary corporate action, and do not and will not
(i) require any consent or approval of its board of directors, shareholders or any other Person that has not been obtained, (ii) violate any provision of its articles of incorporation or by-laws, or any law, rule, regulation, order, writ, judgment, injunction, decree or award having applicability to it, the violation of which could reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Assigned Agreement or this Consent and Agreement, or (iii) result in a breach of or constitute a default under any agreement relating to the management of its affairs or any indenture or loan or credit agreement or other agreement, lease or instrument to which it is a party or by which it or its properties may be


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

bound or affected, the breach of which could reasonably be expected to have a material adverse effect on the Consenting Party's ability to perform its obligations under the Assigned Agreement or this Consent and Agreement.

                     (c) The Assigned Agreement and this Consent and Agreement each has been duly executed and delivered and is in full force and effect and constitutes the legal, valid and binding contractual obligation of the Consenting Party. The Consenting Party has not assigned, transferred or pledged the Assigned Agreement or any interest therein or consented to any assignment, transfer or pledge of the Issuer's interest in the Assigned Agreement, except as described herein.

                     (d) No consent, license, approval or authorization of, or other action by, or any notice or filing with, any court or administrative or governmental body or any other Person is necessary in connection with the execution, delivery and performance by the Consenting Party of the Assigned Agreement or this Consent and Agreement, other than those which have been duly obtained and which are currently in full force and effect.

                     (e) There is no pending or, to the Consenting Party's knowledge on the date hereof, threatened, action or proceeding affecting the Consenting Party before any court, governmental agency, regulatory body or arbitrator, which could affect its ability to perform its obligations under, or which purports to affect the legality, validity or enforceability of, this Consent and Agreement or the Assigned Agreement.

                     (f) To the Consenting Party's knowledge on the date hereof, there exists no event or condition which constitutes a default, or which would, with the giving of notice or lapse of time, or both, constitute a default, under the Assigned Agreement.

                     (g) The Consenting Party has duly performed, complied with, and fulfilled all covenants, agreements and conditions contained in the Assigned Agreement required to be performed or complied with by it on or before the date hereof, and the Assigned Agreement, as of the date hereof, is in full force and effect and has not been amended, and none of the Issuer's rights under the Assigned Agreement have been waived.

                  10. Amendments to Assigned Agreement. The Consenting Party acknowledges that there are no prior amendments, supplements or modifications to the Assigned Agreements. The Consenting Party acknowledges that pursuant to the terms of the Indenture the Issuer may not, without the prior written consent of the Trustee, amend, supplement or otherwise modify the Assigned Agreement (as in effect on the date hereof); provided, that this acknowledgment is not intended to affect the ability of the parties to the Assigned Agreement to carry out the day-to-day operations and administration under the Assigned Agreement.


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                  11. Miscellaneous.

                     (a) This Consent and Agreement shall be binding upon the successors and permitted assigns of the Consenting Party, the Issuer and the Trustee and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                     (b) THIS CONSENT AND AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

                     (c) Any provision of this Consent and Agreement which is invalid or prohibited in any jurisdiction shall, as to such jurisdiction, be ineffective and severable from the rest of this Consent and Agreement to the extent of such invalidity or prohibition, without impairing or affecting in any way the validity of any other provision of this Consent and Agreement or of such provision in other jurisdictions. The parties agree to replace any provision which is ineffective by operation of this Section 11(c) with an effective provision which as closely as possible corresponds to the spirit and purpose of such ineffective provision and this Consent and Agreement as a whole.

                     (d) No amendment or waiver of any provision of this Consent and Agreement, or consent to any departure by the Consenting Party therefrom, shall be effective unless it is in writing and signed by the parties hereto. A waiver or consent granted pursuant to this Section 11(d) shall be effective only in the specific instance and for the specific purpose for which it is given.

                     (e) This Consent and Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

                     (f) The Issuer and the Consenting Party hereby acknowledge and agree that all conditions precedent set forth in Article III(B) of the Assigned Agreement have been satisfied or waived.

              [The rest of this page was left blank intentionally.]


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                  IN WITNESS WHEREOF, the parties, intending to be legally
bound, have caused this Consent and Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly authorized, on the date first above written.

                               PUBLIC SERVICE ELECTRIC AND GAS COMPANY



                               By /s/ Frederick D. DeSanti
                                  ----------------------------------------------
                                  Name:  Frederick D. Desanti
                                  Title: Vice President, External Affairs



                               CEDAR BRAKES II, L.L.C.



                               By /s/ John L. Harrison
                                  ----------------------------------------------
                               Name:  John L. Harrison
                               Title: Senior Vice President and Chief Financial
                                      Officer



                               BANKERS TRUST COMPANY,
                               as Trustee



                               By /s/ Daniel G. Ulrich
                                  ----------------------------------------------
                                  Name: Daniel G. Ulrich
                                  Title: Vice President

                                                                       Exhibit A


                                   BPU LETTER

                     [PSEG SERVICES CORPORATION LETTERHEAD]



                                 July 13, 2001


Frances L. Smith, Esq.
Secretary
Board of Public Utilities
Two Gateway Center
Newark, New Jersey 07102


            Re: In the Matter of the Application of Camden Cogen, L.P. (Camden) and Cogen Technologies NJ Venture (Bayonne) and Public Service Electric and Gas Company ("PSE&G") for The Approval of an Amendment and Restatement of the Power Purchase and Interconnection Agreements and Gas Service Agreements
                 Currently Existing Between Camden, Bayonne and PSE&G.
                 BPU Docket No. EM01050327


Dear Secretary Smith:

Enclosed for filing is an original and ten copies of revised pages 10 and 11 from the Amended and Restated Power Purchase and Interconnection Agreement reflecting the agreement reached between the Ratepayer Advocate and PSE&G which has been filed previously. Specifically, the attached pages provide for a November 1, 2001 effective date and prior to which date the Restructuring Credit may not be reduced by $28,266 per day.

Should you have any questions, please contact the undersigned at (973) 430-6462.

                                             Very truly yours,

                                             /s/ RICHARD FRYLING, JR.

                                             Richard Fryling, Jr.
                                             Associate General Solicitor

Enclosure(s)
Cc: Attached Service List

                                   Section F
                               Ancillary Services

         Seller shall have no obligation to provide ancillary services to PSE&G under the Amended Agreement.

                                  ARTICLE III

                              TERM: EFFECTIVENESS

                                   Section A
                                      Term

         This Amended Agreement shall become effective (the "Effective Date") upon the later to occur of (i) the last date upon which all of the conditions precedent set forth in Article III(B) below are satisfied or waived and (ii) November 1, 2001. This Amended Agreement shall remain in effect through and including March 5, 2013, except as otherwise provided herein.

                                   Section B
                              Conditions Precedent

         The following shall be conditions precedent to the effectiveness of this Amended Agreement: (i)(a) issuance by the NJBPU of an order ("NJBPU Order") finding that this Amended Agreement is reasonable and prudent, and that PSE&G will be able to fully and timely recover from its rate payers all costs and charges to be paid by PSE&G hereunder for Capacity and Energy purchased pursuant to this Amended Agreement, and such NJBPU Order is issued without conditions or is otherwise deemed acceptable to the Parties in their reasonable discretion and
(b) the expiration of all relevant notice and appeal periods and the filing of all other notices and obtaining of all other approvals required under New Jersey law; (ii) amendment, modification or replacement of the existing Gas Service Agreement between PSE&G and Camden dated May 15, 1991, as amended by the First Amendment dated November 1, 1991 on mutually acceptable terms and the receipt of any required regulatory approvals; (iii)(a) issuance of a FERC order ("FERC Order"), if required, accepting for filing pursuant to Section 205 of the Federal Power Act a rate schedule providing for Seller to make sales of energy and capacity for resale in interstate commerce as contemplated herein and granting waivers of regulation under the Federal Power Act routinely granted by FERC to sellers of electricity which market power, and such FERC Order is to be issued without conditions, or subject to such conditions as are reasonable acceptable to Seller; and (b) if required, the expiration or all relevant notice and appeal periods and the filing of all other notices and obtaining of all other approvals required under federal law; (iv) approval of the transactions contemplated by this Amended Agreement by the


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
         Lenders, (v) approval of the Board of Directors of El Paso Corporation and PSE&G, if required, (vi) receipt by PSE&G from Camden and by Camden from PSE&G of a mutual waiver and release of any claims arising under the Camden Original Agreement prior to the effective date of this Amended Agreement, including but not limited to claims or liability for breach of contract or contract defaults and a release of the mortgage held by PSE&G on the Camden Facility, (vii) receipt by PSE&G from Bayonne and by Bayonne from PSE&G of a mutual waiver and release of any claims arising under the Bayonne Original Agreement prior to the effective date of this Amended Agreement, including but not limited to claims or liability for breach of contract or contract defaults,
(viii) following a restructuring of the ownership of Camden and Seller which causes the interest therein to be held by entities that are disregarded for federal income tax purposes, the transfer and/or assignment of Camden's rights and obligations under the Camden Original Agreement to Seller, (ix) following a restructuring of the ownership of Bayonne and Seller which causes the interest therein to be held by entities that are disregarded for federal income tax purposes, the transfer and/or assignment of Bayonne's rights and obligations under the Bayonne Original Agreement to Seller, and (x) closing of the transactions contemplated by the Loan Agreements and availability of proceeds to be obtained thereunder.

         Upon satisfaction or waiver of the last such condition precedent to be satisfied, the Parties shall promptly affirm in writing that all conditions precedent have been satisfied. In the event the conditions precedent are not satisfied, or waived (in the case of (vi) above) by the Party responsible for obtaining them, within 360 days of execution of this Amended Agreement, either Party at its option may notify the other Party of its election to terminate this Amended Agreement and upon receipt of such notice, this Amended Agreement shall be terminated.

                                   Section C
                              Restructuring Credit

         In consideration of the amendment of the Original Camden Agreement and the Original Bayonne Agreement by PSE&G, Seller shall within two Business Days after the Effective Date pay to PSE&G the amount of $64 million by check or wire transfer in next-day funds; provided however that the amount of the foregoing payment shall be reduced by $28,266 per day for each day ($859,758 per month) that the Effective Date occurs after November 1, 2001. Until such funds have been delivered to PSE&G, Seller may not deliver Energy under this Amended Agreement.


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